Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of October 2, 2014 (the “Effective Date”) by and between Zynerba Pharmaceuticals, Inc., a Delaware corporation (the “Employer”) and Terri B. Sebree (the “Employee”).

Recitals

WHEREAS, the Employer desires to employ the Employee and the Employee desires to be employed by the Employer upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and covenants set forth herein, and intending to be legally bound hereby, the parties to this Agreement hereby agree as follows:

1.                                      Duties.  The Employer agrees that the Employee shall serve as President of the Employer.  The Employee shall report to the Chief Executive Officer of the Employer. The Employee agrees to be so employed by the Employer and to devote her best efforts and substantially all of her business time to advance the interests of the Employer and to perform such executive, managerial, administrative and financial functions as are required to develop the Employer’s business and to perform such other duties that are consistent with the Employee’s position.  Nothing set forth herein shall prohibit the Employee from engaging in personal investing activities, provided such activities do not conflict with the business of the Employer and are consistent with the Employer’s internal trading policies.  The Employee shall be permitted to serve on the boards of directors of other entities whose businesses are not competitive with the Employer in accordance with Employer policy.

2.                                      Term.  This Agreement is effective as of the Effective Date, and, from and after the Effective Date, will govern the Employee’s employment by the Employer until that employment ceases in accordance with the terms of this Agreement.

3.                                      Compensation.

(a)                                 Salary.  The Employee shall be paid a base salary at the annual rate of $400,000 (the “Base Salary”) in accordance with the Employer’s regular payroll practices.  The Board of Directors of the Company (“Board”) or the Compensation Committee of the Board (the “Compensation Committee”) shall review the Base Salary at least annually at the end of each calendar year pursuant to the normal performance review policies for senior level executives.

(b)                                 Incentive Compensation.

(i)                                     The Employee shall participate in all short-term and long-term incentive programs, including equity compensation programs, established by the Employer for its senior level executives generally, at levels determined by the Board or the Compensation Committee.  The Employee’s incentive compensation shall be subject to the terms of the applicable plans and shall be determined based on the Employee’s individual performance and Employer performance as determined by the Board or the Compensation Committee and shall be awarded, if at all, at the discretion of the Employer.  Any annual incentive compensation earned by the Employee shall be paid on or after January 1, but not later than March 15 of the fiscal year following the fiscal year for which the annual incentive compensation is earned.

(ii)                                  Employee’s target annual discretionary bonus shall be sixty percent (60%) of Employee’s Base Salary, subject to the achievement of goals to be mutually agreed upon by the Employee and the Board or Compensation Committee.

(iii)                               Upon the Effective Date of this Agreement, employee shall receive 336,044 shares (subject to pro rata adjustment if the Series 1 private placement yields more than or less than $13,000,000) of restricted common stock of Employer (which shall be Restricted Stock Units or Restricted Stock Awards, at the discretion of Employee; hereinafter collectively, the “RSAs”), which shares shall be subject to vesting over a four-year period as follows: the restrictions shall lapse as to twenty-five percent (25%) of the RSAs upon the closing of the sale of shares of Employer’s common stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (an “IPO”).  The remaining restrictions shall lapse ratably over twelve quarters following the closing of the IPO.  The RSAs will be issued pursuant to a Grant Instrument, the terms of which are attached hereto as Exhibit A.

(iv)                              Upon the Effective Date of this Agreement, Employee shall receive 275,000 non-qualified stock options to purchase an aggregate of shares (subject to pro rata adjustment if the Series 1 private placement yields more than or less than $13,000,000) of Employer common stock at an exercise price of $2.116402 per share or the price per share paid in the Series 1 offering, whichever is lower, , and in accordance with the terms of a Non-qualified Stock Option Grant attached hereto as Exhibit B (the “Initial Options”); provided, however, that the exercise price per share of the Initial Options shall not be greater than the offering price of Employer’s stock in connection with any stock purchase or other private offering that closes on or immediately before the Effective Date .  Twenty-five percent (25%) of the Initial Options shall vest upon the closing of the IPO.  The remaining Initial Options shall vest ratably over twelve quarters following the closing of the IPO.

(v)                                 In addition, upon the closing of the IPO, Employer will provide Employee with additional non-qualified stock options to purchase an aggregate number of additional shares of Employer common stock such that, immediately subsequent to such closing of an IPO, Employee, should she exercise such options, shall hold at least 4.9% of the issued and outstanding capital stock of Employer on a Fully Diluted Basis (the “Additional Options”). The Additional Options will have the same terms as the Initial Options, provided that the Additional Options shall have a per share exercise price equal to the closing price of Employer common stock on the date of the grant (which shall be the closing date of the IPO) and shall vest ratably over sixteen quarters following the closing of the IPO.  Notwithstanding any term contained herein or in any Grant Instrument to the contrary, if the Employee (A) dies while employed by or providing service to the Employer; or (B) ceases to be employed by, or to provide service to, the Employer on account of the Employee’s Total Disability all vested and exercisable Grants held by Employee on such date shall remain exercisable (by Employee or by Employee’s representative) for a period of twelve (12) months following death or Total Disability (or until the expiration date of the applicable Grant, if earlier).

(c)                                  Retirement and Welfare Benefits.  The Employee shall participate in employee retirement and welfare benefit plans made available to the Employer’s senior level executives as a group or to its employees generally, as such retirement and welfare plans may be in effect from time to time and subject to the eligibility requirements of the plans.  Nothing in this Agreement shall prevent the Employer from amending or terminating any retirement, welfare or other employee benefit plans or programs from time to time as the Employer deems appropriate.

(d)                                 Reimbursement of Expenses; Vacation.  The Employee shall be reimbursed for all normal items of travel, entertainment and miscellaneous business expenses reasonably incurred by the Employee on behalf of the Employer, provided that such expenses are documented and submitted in accordance with the reimbursement policies of the Employer as in effect from time to time (subject to Section 9 of this Agreement).  The Employee shall be entitled to vacation and sick leave in accordance with the Employer’s applicable leave policies.

4.                                      Termination.

(a)                                 Death.  This Agreement shall automatically terminate effective as of the date of the Employee’s death, in which event the Employer shall have no further obligation or liability under this Agreement except that the Employer shall pay to the Employee’s estate:  (i) any portion of the Employee’s Base Salary for the period up to the Employee’s date of death that has been earned but remains unpaid; and (ii) any benefits that have been earned, accrued and are due to the Employee under the terms of the employee benefit plans of the Employer, which benefits shall be paid in accordance with the terms of those plans.  Any equity that is unvested at the time of Employee’s death shall be treated in accordance with the applicable equity plan.

(b)                                 Total Disability.  In the event of the Employee’s Total Disability (as defined below), the Employer may terminate the employment of the Employee, to the extent permitted by law, immediately upon written notice to the Employee, in which event, the Employer shall have no further obligation or liability under this Agreement except that the Employer shall pay to the Employee:  (i) any portion of the Employee’s Base Salary for the period up to the date of termination that has been earned but remains unpaid; and (ii) any benefits that have been earned, accrued and are due to the Employee under the terms of the employee benefit plans of the Employer, which benefits shall be paid in accordance with the terms of those plans.  Any equity that is unvested at the time of Employee’s Total Disability shall be treated in accordance with the applicable equity plan.

(c)                                  Termination by the Employer for Cause.  Subject to any applicable right to cure under Section 4(g)(i), the Employer may terminate the Employee’s employment at any time, effective immediately, for Cause upon written notice to the Employee.  In the event that the Employer terminates the Employee pursuant to this Section 4(c), the Employer shall have no further obligation or liability under this Agreement, except that the Employer shall pay to the Employee: (i) any portion of the Employee’s Base Salary for the period up to the Termination Date that has been earned but remains unpaid; and (ii) any benefits that have been earned, accrued and are due to the Employee under the terms of the employee benefit plans of the Employer, which benefits shall be paid in accordance with the terms of those plans.

(d)                                 Termination by the Employer Without Cause; Termination by the Employee for Good Reason.  The Employer may terminate the employment of the Employee for any reason other than those specified in Section 4(b) or 4(c) upon thirty (30) days written notice (or the payment of Base Salary and benefit continuation in lieu of such thirty (30) day notice) to the Employee.  In addition, the Employee may terminate her employment at any time, including, without limitation, upon written notice to the Employer for Good Reason in accordance with the requirements of Section 4(g)(vi).

If after (x) the first anniversary of the Effective Date of this Agreement or (y) the consummation of the Employer’s Initial Public Offering (“IPO”), or (z) the consummation of a private placement resulting in at least $15,000,000 in gross proceeds to the Employer, the Employee terminates her employment for Good Reason (as such term is defined herein), or the Employer terminates the Employee for any reason other than those specified in Section 4(b) or 4(c) hereof, then the Employer shall pay to the Employee:

(i)                                     any portion of the Employee’s Base Salary for the period up to the Termination Date that has been earned but remains unpaid;

(ii)                                  any benefits that have been earned, accrued and are due to the Employee under the terms of any employee benefit plans of the Employer, which benefits shall be paid in accordance with the terms of those plans; and

(iii)                               subject to the execution and nonrevocation by the Employee of a release satisfactory to the Employer (the “Release) and the Employee’s compliance with all terms and provisions of this Agreement that survive the termination of the Employee’s employment by the Employer, the Employer shall provide the Employee with the payments and benefits set forth below in (A), (B) and (C).  Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of the Employee’s execution of the Release, directly or indirectly result in the Employee designating the calendar year of payment and to the extent payment could be made in more than one taxable year, payment shall be made in the later taxable year. Moreover, such release must be executed, if at all, no later than sixty (60) days following the date of Employee’s separation from service from Employer. The payments and benefits for such termination are limited to:

(A)                               Severance in an amount equal to salary continuation of Employee’s Base Salary at the rate in effect at the time of the Employee’s termination for a period of twelve (12) months following the effective date of the Release; and

(B)                               Continued medical and dental coverage at the same level in effect at the time of the Termination Date (or generally comparable coverage) for a period of twelve (12) months following the Termination Date for herself and, where applicable, her spouse and dependents, at the same premium rates as may be charged from time to time for employees generally, as if the Employee had continued in employment during such twelve (12) month period.  If applicable, the health care continuation period shall run concurrently with the foregoing twelve (12) month period; and

(C)                               Pro rata vesting of all outstanding unvested stock options and other equity-based awards held by the Employee that would have vested had the Employee remained employed for twelve months following the Termination Date.

(D)                               The Exercise of all vested equity awards by Employee at the termination of employment (except on account of death or disability as indicated in Sections 4(a) and (b)) shall be governed by the terms of the applicable equity plan adopted by Employer.

(e)                                  Effect of a Change of Control.  Notwithstanding any provision of Section 4(d) to the contrary, (A) if Employee’s employment is terminated pursuant to Section 4(d) within the ninety (90) day period preceding a Change of Control or on or within twelve (12) months following a Change of Control; or (B) Employee resigns employment within thirty (30) days of the effective date of a Change of Control, upon such termination or resignation, Employee shall be entitled to the same payments and benefits described in Section 4(d) above, subject to execution and nonrevocation of the Release and the Employee’s compliance with all terms and provisions of this Agreement that survive the termination of the Employee’s employment by the Employer, provided that in addition to the severance and other benefits set forth in Section 4(d) (iii) (A)-(C), one hundred percent (100%) of all outstanding unvested stock options and other equity-based awards held by the Employee as of the Termination Date shall become fully vested and exercisable (to the extent applicable) as of the Termination Date; (iii) all outstanding stock options and other equity-based awards held by the Employee as of the Termination Date that become vested pursuant to (ii) above or that are vested as of the Termination Date shall remain exercisable (to the extent applicable) until the earlier of (x) the three (3) year anniversary of the Termination Date and (y) the expiration date of the relevant stock option or other equity-based award; and (iv) provided the Change of Control results in net proceeds per share of capital stock to investors in excess of two times the Series 1 price per share, then Employee shall receive Employee’s targeted annual bonus of the year in which the Termination Date occurs, without regard to whether the relevant Employee and Employer goals have been achieved.

Notwithstanding anything set forth in this Agreement to the contrary, if any payment or benefit, including severance benefits, that the Employee would receive from the Employer in connection with a Change of Control or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of section 280G of the Code and (ii) but for this sentence, be subject to the excise tax imposed by section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount.  The “Reduced Amount” shall be either (A) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (B) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Employee’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.  If a reduction in payments or benefits (or a cancellation of the acceleration of vesting of stock options or other equity-based awards) constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, such reduction and/or cancellation of acceleration shall occur in the order that provides the maximum economic benefit to the Employee.  In the event that acceleration of vesting of a stock option or other equity-based award is to be reduced, such acceleration of vesting also shall be canceled in the order that provides the maximum economic benefit to the Employee.

The Employer shall appoint a nationally recognized accounting firm with appropriate subject matter expertise to make the determinations required under this Section 4(e).

The Employer shall bear all expenses with respect to the making of the determinations by such accounting firm required to be made under this Section 4(e), up to a maximum of $25,000.  The accounting firm engaged to make the determinations under this Section 4(e) shall provide its calculations, together with detailed supporting documentation, to the Employer and the Employee as soon as practicable after the date on which the Employee’s right to a Payment is triggered (if requested at that time by the Employer or the Employee) or such other time as requested by the Employer or the Employee.  If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Employer with an opinion reasonably acceptable to the Employee that no Excise Tax will be imposed with respect to such Payment.  Any good faith determinations of the accounting firm made under this Section 4(e) shall be final, binding, and conclusive upon the Employer and the Employee.

(f)                                   Elective Termination by Employee.  Employee may voluntarily terminate her employment with the Employer without Good Reason at any time upon thirty (30) days prior written notice, which termination shall become effective upon the thirtieth (30) day after the receipt of such notice.  In the event that the Employee terminates her employment pursuant to this Section 4(f), the Employer shall have no further obligation or liability for compensation or benefits, except that the Employer shall pay to the Employee:(A) any portion of the Employee’s Base Salary for the period up to the Termination Date that has been earned but remains unpaid; and (B) any benefits that have been earned, accrued and are due to the Employee under the terms of the employee benefit plans of the Employer, which benefit s shall be paid in accordance with the terms of those plans.

(g)                                 Definitions.

(i)                                     “Cause” shall be deemed to exist with respect to any termination of employment by the Employer for any of the following reasons:

(1)                                 the Employee’s engagement in conduct constituting breach of fiduciary duty, gross negligence or willful misconduct relating to the Employer or the performance of the Employee’s duties;

(2)                                 the Employee’s continued failure to perform the Employee’s material duties in a satisfactory manner after written notice specifying the areas in which performance is unsatisfactory and, if subject to cure, the Employee’s failure to perform within thirty (30) days after such notice;

(3)                                 the Employee’s commission of any act of fraud with respect to the Employer;

(4)                                 the Employee’s violation of any covenants or agreements in favor of the Employer regarding confidentiality, non-competition and/or non-solicitation; or

(5)                                 the Employee’s conviction of a felony or a crime involving moral turpitude under the laws of the United States or any state or political subdivision thereof.

Any notice required to be provided to the Employee under clause (2) of this definition of “Cause” shall state that failure to cure within the applicable period will result in termination for Cause.

(ii)                                  “Change of Control” shall mean:

(1)                                 any person or entity becomes the beneficial owner, directly or indirectly, of securities of the Employer representing greater than 50% (>50%) percent of the total voting power of all its then outstanding voting shares;

(2)                                 a merger or consolidation of the Employer in which its voting securities immediately prior to the merger or consolidation do not represent, or are not converted into securities that represent, a majority of the voting power of all voting securities of the surviving entity immediately after the merger or consolidation;

(3)                                 a sale of substantially all of the assets of the Employer or a liquidation or dissolution of the Employer.

(4)                                 But in no event shall “Change of Control” mean an initial public offering (“IPO”) of the Employer’s stock or any investment by any individual or entity that does not result in the right of such individual or entity to appoint a majority of the Employer’s Board.

(iii)                               “Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

(iv)                              “Fair Market Value” means, for so long as the common stock of Employer is not publicly traded or, if publicly traded, is not subject to reported transactions requirements, the Fair Market Value per share shall be as determined reasonably and in good faith by the Board or the Compensation Committee through any reasonable valuation method authorized under section 409A of the Code.

(v)                                 “Fully Diluted” means, the number of outstanding shares of common stock as of any date, equal to the sum of (i) the common shares outstanding on such date plus (ii) the maximum number of common shares issuable upon the conversion of the preferred shares outstanding on such date plus (iii) the maximum number of common shares issuable upon the exercise, conversion or exchange of all outstanding options, warrants and other securities exercisable or exchangeable for, or convertible into, common shares.

(vi)                              “Good Reason” shall be deemed to exist with respect to any termination of employment by the Employee for any of the following reasons:

(1)                                 a material reduction in the Employee’s duties and responsibilities, which for purposes of this Agreement means the assignment to Employee of any duties or responsibilities which are materially inconsistent with or adverse to the Employee’s then current duties, responsibilities, positions and/or titles with the Employer;

(2)                                 a material reduction of the Employee’s then-current base salary or target bonus opportunity;

(3)                                 the requirement that the Employee regularly report to work at a location that is more than fifty (50) miles from the location of the Employee’s employment as of the Effective Date;

(4)                                 a material breach of this Agreement by the Employer; or

(5)                                 in the event of the assignment of this Agreement to a third party, the failure of the assignee or successor entity to agree to be bound to the terms of this Agreement;

(6)                                 the consummation of a Change of Control of the Employer, as such term is defined herein.

provided, however, that except with respect to Section 4(g)(vi)(6) above, for any of the foregoing to constitute Good Reason, the Employee must provide written notification of her intention to resign within ninety (90) days after the Employee first knows or first has reason to know of the occurrence of any such event or condition, and, the Employer must have thirty (30) business days from the date of receipt of such notice to effect a cure of the event or condition constituting Good Reason.  If the Employer fails to effect a cure of the event or condition constituting Good Reason, the Employee must actually resign from employment within thirty (30) days following the expiration of the foregoing cure period.  In the event of a cure of such event or condition constituting Good Reason by the Employer, such event or condition shall no longer constitute Good Reason.

(vii)                           “Grant” shall mean a stock option, stock appreciation right, stock award, stock unit or other stock based award granted to Employee.

(viii)                        “Grant Instrument shall mean the written agreement that sets forth the terms and conditions of a Grant, including any amendments thereto.

(ix)                              “Termination Date” shall mean the date on which the Employee’s employment with the Employer terminates in accordance with the applicable provisions of this Agreement.

(x)                                 “Total Disability,” shall mean an illness, incapacity or a mental or physical condition that renders the Employee unable, despite the provision, if requested, of a reasonable accommodation as that term is defined in the Americans with Disabilities Act, to perform the essential functions of her employment position for a continuous period of six (6) months or more.

(h)                                 No Mitigation.  The Employee shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 4 be reduced by any compensation earned by the Employee as the result of employment by another employer or self-employment, by retirement benefits, by offset against any amounts (other than loans or advances to the Employee by the Employer) claimed to be owed by the Employee to the Employer, or otherwise, provided, however, that if Employee becomes eligible for a group health insurance plan during the Severance period, then Employee shall notify Employer of same and Employer shall be relieved of the obligation to make any premium contributions to the continuation of Employee’s health insurance coverage.

5.                                      Non-Disclosure; Non-Competition and Prior Agreements.

(a)                                 Non-Disclosure.  The Employee acknowledges that in the course of performing services for the Employer, the Employee will obtain knowledge of the Employer’s business plans, products, processes, software, know-how, trade secrets, formulas, methods, models, prototypes, discoveries, inventions, improvements, disclosures, names and positions of employees and/or other proprietary and/or confidential information (collectively the “Confidential Information”).  The Employee agrees to keep the Confidential Information secret and confidential and not to publish, disclose or divulge to any other party, and the Employee agrees not to use any of the Confidential Information for the Employee’s own benefit or to the detriment of the Employer without the prior written consent of the Employer, whether or not such Confidential Information was discovered or developed by the Employee.  The Employee also agrees not to divulge, publish or use any proprietary and/or confidential information of others that the Employer is obligated to maintain in confidence.

(b)                                 Non-Competition.  The Employee agrees that, during her employment by the Employer hereunder and for an additional period of twelve (12) months after the termination of the Employee’s employment hereunder for any reason, neither the Employee nor any corporation or other entity in which the Employee may be interested as a partner, trustee, director, officer, employee, agent, shareholder, lender of money or guarantor, or for which she performs services in any capacity (including as a consultant or independent contractor) shall at any time during such period be engaged, directly or indirectly, in any Competitive Business (as that term is hereinafter defined).  The Employee shall not solicit or, if the Employee owns or has the right to acquire more than five percent (5%) of the fully-diluted equity of the employing entity or its affiliates, hire, directly or indirectly, any person that was employed by Employer during the six (6) month period immediately preceding the Employee’s termination of employment with the Employer.  For purposes of this Section 5(b) the term “Competitive Business” shall mean any job, role, or specific responsibilities within a firm, company, or business organization that competes directly with the Employer’s business as in effect at the time of the Employee’s termination of employment with the Employer or in a business area planned in writing by the Employer before the Termination Date for entry within twelve (12) months of the Termination Date at the time of the Employee’s termination of employment with the Employer.  The foregoing prohibition shall not prevent any employment or engagement of the Employee, after termination of employment with the Employer, by any firm, company, or business organization engaged in a Competitive Business as long as the activities of any such employment or engagement, in any capacity, do not involve work on matters related to any business, product or service being developed, manufactured, marketed, distributed or planned in writing by the Employer at the time of the Employee’s termination of employment with the Employer.  The Employee’s ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded company shall not constitute a violation of this Section 5(b).  The Employee is entering into this covenant not to compete in consideration of the agreements of the Employer in this Agreement, including but not limited to, the agreement of the Employer to provide the severance and other benefits to the Employee upon a termination of employment pursuant to Section 4(d) hereof and the agreement of the Employer to provide the severance and other benefits upon a Change of Control in accordance with the terms of Section 4(e).

(c)                                  Prior Agreements.  The Employee represents and warrants to the Employer that there are no restrictions, agreements or understandings whatsoever to which the Employee is a party that would prevent or make unlawful the Employee’s execution of this Agreement or the Employee’s employment hereunder, is or would be inconsistent or in conflict with this Agreement or the Employee’s employment hereunder, or would prevent, limit or impair in any way the performance by the Employee of the obligations hereunder.

6.                                      Inventions and Discoveries.

(a)                                 Disclosure.  The Employee shall promptly and fully disclose to the Employer, with all necessary detail, all developments, know-how, discoveries, inventions, improvements, concepts, ideas, formulae, processes and methods (whether copyrightable, patentable or otherwise) made, received, conceived, acquired or written by the Employee (whether or not at the request or upon the suggestion of the Employer, solely or jointly with others), during the period of her employment with the Employer that (i) result from, arise out of, or relate to any work, assignment or task performed by the Employee on behalf of the Employer, whether undertaken voluntarily or assigned to the Employee within the scope of her responsibilities to the Employer, or (ii) were developed using the Employer’s facilities or other resources or in Employer time, or (iii) result from the Employee’s use or knowledge of the Employer’s Confidential Information, or (iv) relate to the Employer’s business or any of the products or services being developed, manufactured or sold by the Employer or that may be used in relation therewith (collectively referred to as “Inventions”).  The Employee hereby acknowledges that all original works of authorship that are made by the Employee (solely or jointly with others) within the above terms and that are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act.  The Employee understands and hereby agrees that the decision whether or not to commercialize or market any Invention developed by the

Employee solely or jointly with others is within the Employer’s sole discretion and for the Employer’s sole benefit and that no royalty shall be due to the Employee as a result of the Employer’s efforts to commercialize or market any such Invention.

(b)                                 Assignment and Transfer.  The Employee agrees to assign and transfer to the Employer all of the Employee’s right, title and interest in and to the Inventions, and the Employee further agrees to deliver to the Employer any and all drawings, notes, specifications and data relating to the Inventions, and to sign, acknowledge and deliver all such further papers, including applications for and assignments of copyrights and patents, and all renewals thereof, as may be necessary to obtain copyrights and patents for any Inventions in any and all countries and to vest title thereto in the Employer and its successors and assigns and to otherwise protect the Employer’s interests therein.  The Employee shall not charge the Employer for time spent in complying with these obligations.  If the Employer is unable because of the Employee’s mental or physical incapacity or for any other reason to secure the Employee’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Employer as above, then the Employee hereby irrevocably designates and appoints the Employer and its duly authorized officers and agents as the Employee’s agent and attorney in fact, to act for and in the Employee’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by the Employee.

(c)                                  Records.  The Employee agrees that in connection with any research, development or other services performed for the Employer, the Employee will maintain careful, adequate and contemporaneous written records of all Inventions, which records shall be the property of the Employer.

7.                                      Employer Documentation.  The Employee shall hold in a fiduciary capacity for the benefit of the Employer all documentation, disks, programs, data, records, drawings, manuals, reports, sketches, blueprints, letters, notes, notebooks and all other writings, electronic data, graphics and tangible information and materials of a secret, confidential or proprietary information nature relating to the Employer or the Employer’s business that are in the possession or under the control of the Employee.

8.                                      Injunctive Relief.  The Employee acknowledges that her compliance with the agreements in Sections 5, 6, and 7 hereof is necessary to protect the good will and other proprietary interests of the Employer and that she is one of the principal executives of the Employer and conversant with its affairs, its trade secrets and other proprietary information.  The Employee acknowledges that a breach of any of her agreements in Sections 5, 6 and 7 hereof will result in irreparable and continuing damage to the Employer for which there will be no adequate remedy at law; and the Employee agrees that in the event of any breach of the aforesaid agreements, the Employer and its successors and assigns shall be entitled to injunctive relief and to such other and further relief as may be proper.

9.                                      Application of Section 409A of the Internal Revenue Code.

(a)                                 Compliance.  This Agreement shall be interpreted to avoid any penalty sanctions under section 409A of the Code.  If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under section 409A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed.  For purposes of section 409A of the Code, all payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment, and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.  In no event shall the Employee, directly or indirectly, designate the calendar year of payment.  All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Employee’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.

(b)                                 Payment Delay.  Notwithstanding any provision in this Agreement to the contrary, if at the time of the Employee’s termination of employment with the Employer, the Employer has securities which are publicly-traded on an established securities market and the Employee is a “specified employee” (as defined in section 409A of the Code) and it is necessary to postpone the commencement of any severance payments otherwise payable pursuant to this Agreement as a result of such termination of employment in order to prevent any accelerated or additional tax under section 409A of the Code, then the Employer shall postpone the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Employee) that are not otherwise paid within the short-term deferral exception under section 409A of the Code and are in excess of the lesser of two (2) times (i) the Employee’s then-annual compensation or (ii) the limit on compensation then set forth in section 401(a)(17) of the Code, until the first payroll date that occurs after the date that is six (6) months following the Employee’s “separation from service” with the Employer (as defined under section 409A of the Code).  If any payments are postponed due to such requirements, such postponed amounts shall be paid in a lump sum to the Employee, and any installment payments due to the Employee shall recommence, on the first payroll date that occurs after the date that is six (6) months following the Employee’s “separation from service” with the Employer.  If the Employee dies during the postponement period prior to the payment of the postponed amount, the amounts withheld on account of section 409A of the Code shall be paid to the personal representative of the Employee’s estate within sixty (60) days after the date of the Employee’s death.

10.                               Supersedes Other Agreements.  This Agreement supersedes and is in lieu of any and all other employment arrangements between the Employee and the Employer.

11.                               Amendments.  Any amendment to this Agreement shall be made in writing and signed by the parties hereto.

12.                               Enforceability.  If any provision of this Agreement shall be invalid or unenforceable, in whole or in part, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law as if such provision had been originally incorporated herein as so modified or restricted or as if such provision had not been originally incorporated herein, as the case may be.

13.                               Governing Law.  This Agreement shall be governed in all respects by the laws of the Commonwealth of Pennsylvania without regard to the conflicts of laws principles of any jurisdiction.  Any legal proceeding arising out of or relating to this Agreement shall be instituted in the Pennsylvania state or Federal courts.  Employee hereby consents to the personal and exclusive jurisdiction of such court and hereby waives any objection that the Employee may have to the laying of venue of any such proceeding and any claim or defense of inconvenient forum.

14.                               Jury Waiver. The Employer and Employee hereby waive trial by jury for all actions arising from or relating to any breaches or claimed breaches of this Agreement, or any circumstance or matter arising from or relating to Employee’s employment by Employer.

15.                               Assignment.

(a)                                 By the Employer.  The rights and obligations of the Employer under this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Employer.  This Agreement may be assigned by the Employer without the consent of the Employee.  The Employer shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Employer to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Employer would be required to perform it if no such succession had taken place. Unless expressly provided otherwise, “Employer” as used herein shall mean the Employer as defined in this Agreement and any successor to its business and/or assets as aforesaid.

(b)                                 By the Employee.  This Agreement and the obligations created hereunder may not be assigned by the Employee, but all rights of the Employee hereunder shall inure to the benefit of and be enforceable by her heirs, devisees, legatees, executors, administrators and personal representatives.

16.                               Notices.  All notices required or permitted to be given hereunder shall be in writing and shall be deemed to have been given when mailed by certified mail, return receipt requested, or delivered by a national overnight delivery service addressed to the intended recipient as follows:

If to the Employer:

Zynerba Pharmaceuticals, Inc.

170 N. Radnor-Chester Road, Suite 350

Radnor, PA  19087
Attention:  General Counsel

If to the Employee:

Terri B. Sebree

922 Merion Square Road

Gladwyne, PA  19035-1510

Any party may from time to time change its address for the purpose of notices to that party by a similar notice specifying a new address, but no such change shall be deemed to have been given until it is actually received by the party sought to be charged with its contents.

17.                               Waivers.  No claim or right arising out of a breach or default under this Agreement shall be discharged in whole or in part by a waiver of that claim or right unless the waiver is supported by consideration and is in writing and executed by the aggrieved party hereto or her or its duly authorized agent.  A waiver by any party hereto of a breach or default by the other party hereto of any provision of this Agreement shall not be deemed a waiver of future compliance therewith, and such provisions shall remain in full force and effect.

18.                               Indemnification.  Employer agrees to indemnify, defend and hold harmless, Employee to the maximum extent permitted by law and under the by-laws and articles of incorporation of the Employer, as well as to cover Employee under any indemnification agreements or arrangements maintained by the Employer for its directors and officers from time to time, subject to the terms and conditions thereof. Employer specifically acknowledges and agrees the obligations set forth herein include but are not limited to any and all claims, demands, investigations, suits or actions for any and all liabilities, losses, damages, penalties, costs or expenses of every kind whatsoever (including but not limited to court costs, legal fees, awards or settlements) arising out of, in connection with or related to any negligent or intentional act, error or omission of Employer, any predecessor entity of Employer, or any of their respective current or former directors, officers, employees, representatives or agents prior to the Effective Date of this Agreement.

19.                               Survival of Covenants.  The provisions of Sections 5 through 18 hereof shall survive the termination of this Agreement.  Furthermore, any other provision of this Agreement that, by its terms, is intended to continue beyond the termination of the Employee’s employment shall continue in effect thereafter.

[signature page follows]

IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first above written.

ZYNERBA PHARMACEUTICALS, INC.

By:	/s/ Armando Anido
Armando Anido

Title:	CEO & Chairman

EMPLOYEE

/s/ Terri B. Sebree
Terri B. Sebree

EXHIBIT A

RESTRICTED STOCK GRANT AGREEMENT

ZYNERBA PHARMACEUTICALS, INC.
2014OMNIBUS INCENTIVE COMPENSATION PLAN

RESTRICTED STOCK GRANT

This RESTRICTED STOCK GRANT AGREEMENT (this “Agreement”), dated as of October 2, 2014 (the “Date of Grant”), is delivered by Zynerba Pharmaceuticals, Inc. (the “Company”), to Terri Sebree (the “Grantee”).

RECITALS

A.                                    The Zynerba Pharmaceuticals. Inc. 2014 Omnibus Incentive Compensation Plan (the “Plan”) provides for the grant of restricted stock in accordance with the terms and conditions of the Plan. The Board of Directors of the Company (the “Board”) has decided to make a restricted stock grant as an inducement for the Grantee to promote the best interests of the Company and its stockholders.

B.                                    The Board is authorized to appoint a committee to administer the Plan. If a committee is appointed, all references in this Agreement to the “Board” shall be deemed to refer to the committee.

NOW, THEREFORE, the parties to this Agreement, intending to be legally bound hereby, agree as follows:

(1)                                 Restricted Stock Grant. Subject to the terms and conditions set forth in this Agreement and the Plan, the Company hereby grants the Grantee 336.044 shares of common slock of the Company, subject to the restrictions set forth below and in the Plan (the “Restricted Stock”). Shares of Restricted Stock may not be transferred by the Grantee or subjected to any security interest until the shares have become vested pursuant to this Agreement and the Plan.

(2)                                 Vesting and Non-assignability of Restricted Stock.

(a)                                 The shares of Restricted Stock shall become vested, and the restrictions described in Sections 2(b) and 2(c) shall lapse, according to the following vesting schedule, if the Grantee continues to be employed by, or provide service to, the Employer (as detlned in the Plan) from the Date of Grant until the applicable vesting date:

(i)                                     the restrictions shall lapse as to twenty-five percent (25%) of the Restricted Stock upon the closing of the sale of shares of the Company’s common stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (an “IPO”); and

(ii)                                  the remaining restrictions shall lapse ratably over twelve quarters following the closing of the IPO.

The vesting of the Restricted Stock shall be cumulative, but shall not exceed 100% of the shares. If the foregoing schedule would produce fractional shares, the number of shares of Restricted Stock that vest shall be rounded down to the nearest whole share.

(b)                                 If the Grantee ceases to be employed by, or provide service to, the Employer for any reason before the Restricted Stock fully vests, the shares of Restricted Stock that are not then vested shall be forfeited and must be immediately returned to the Company.

(c)                                  During the period before the shares of Restricted Stock vest (the “Restriction Period”), the non-vested Restricted Stock may not be assigned, transferred, pledged or otherwise disposed of by the Grantee. Any attempt to assign, transfer, pledge or otherwise dispose of the shares contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the shares, shall be null, void and without effect.

(3)                                 Issuance of Certificates.

(a)                                 Stock certificates representing the Restricted Stock may be issued by the Company and held in escrow by the Company until the Restricted Stock vests, or the Company may hold non-certificated shares until the Restricted Stock vests. During the Restriction Period, the Grantee shall receive any cash dividends with respect to the shares of Restricted Stock, may vote the shares of Restricted Stock and may participate in any distribution pursuant to a plan of dissolution or complete liquidation of the Company. In the event of a dividend or distribution payable in stock or other property or a reclassification, split up or similar event during the Restriction Period, the shares or other property issued or declared with respect to the non-vested shares of Restricted Stock shall be subject to the same terms and conditions relating to vesting as the shares to which they relate.

(b)                                 When the Grantee obtains a vested right to shares of Restricted Stock, a certificate representing the vested shares shall be issued to the Grantee, free of the restrictions under Section 2 of this Agreement.

(c)                                  The obligation of the Company to deliver shares upon the vesting of the Restricted Stock shall be subject to all applicable laws, rules, and regulations and such approvals by governmental agencies as may be deemed appropriately to comply with relevant securities laws and regulations.

(4)                                 Change of Control. The provisions of the Plan applicable to a Change of Control (as defined in the Plan) shall apply to the Restricted Stock, and, in the event of a Change of Control, the Board may take such actions as it deems appropriate pursuant to the Plan.

(5)                                 Grant Subject to Plan Provisions. This grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan. The grant is subject to interpretations, regulations and determinations concerning the Plan established from time to time by the Board in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (a) rights and obligations with respect to withholding taxes, (b) the registration, qualification or listing of the shares, (c) changes in capitalization of the Company, and (d) other requirements of applicable law. The Board shall have the authority to interpret and construe the grant pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder.

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(6)                                 Withholding. The Grantee shall be required to pay to the Company, or make other arrangements satisfactory to the Company to provide for the payment of, any federal, state, local or other taxes that the Employer is required to withhold with respect to the grant or vesting of the Restricted Stock. Subject to Board approval, the Grantee may elect to satisfy any tax withholding obligation of the Employer with respect to the Restricted Stock by having shares withheld up to an amount that does not exceed the minimum applicable withholding tax rate for federal (including F1CA), state, local and other tax liabilities.

(7)                                 Section 83(b) Election. The Grantee hereby acknowledges that the Grantee has been informed that, with respect to the Restricted Stock, the Grantee may file an election with the Internal Revenue Service, within 30 days of the Date of the Grant, electing pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended, (the “Code”) to be taxed currently on any difference between the purchase price of the Restricted Stock and their fair market value on the date of purchase. Absent such an election, taxable income will be measured and recognized by the Grantee at the time or times at which the forfeiture restrictions on the Restricted Stock lapse. The Grantee is strongly encouraged to seek the advice of his own tax consultants in connection with the issuance of the Restricted Stock and the advisability of filing of the election under Section 83(b) of the Code. A form of Election under Section 83(b) is attached hereto as Exhibit A for reference.

THE GRANTEE ACKNOWLEDGES THAT IT IS NOT THE COMPANY’S, BUT RATHER THE GRANTEE’S SOLE RESPONSIBILITY TO FILE THE ELECTION UNDER SECTION 83(b)TIMELY.

(8)                                 No Employment or Other Rights. This grant shall not confer upon the Grantee any right to be retained by or in the employ or service of the Employer and shall not interfere in any way with the right of the Employer to terminate the Grantee’s employment or service at any time. The right of the Employer to terminate at will the Grantee’s employment or service at any time for any reason is specifically reserved.

(9)                                 Assignment by Company. The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company’s parents, subsidiaries, and affiliates. This Agreement may be assigned by the Company without the Grantee’s consent.

(10)                          Applicable Law. The validity, construction, interpretation and effect of this instrument shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws provisions thereof.

(11)                          Notice. Any notice to the Company provided for in this instrument shall be addressed to the Company in care of the General Counsel at 170 N. Radnor-Chester Road, Suite 350, Radnor, PA, 19087 and any notice to the Grantee shall be addressed to such Grantee at the current address shown on the payroll of the Employer, or to such other address as the Grantee may designate to the Employer in writing. Any notice shall be delivered by hand, sent by telecopy or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Company has caused its duly authorized officers to execute and attest this instrument, and the Grantee has placed his or her signature hereon, effective as of the Date of Grant.

ZYNERBA PHARMACEUTICALS, INC.

By:	/s/ Armando Anido
Name:	Armando Anido
Title:	Chief Executive Officer

I hereby accept the grant of Restricted Stock described in this Agreement, and I agree to be bound by the terms of the Plan and this Agreement. 1 hereby further agree that all of the decisions and determinations of the Board shall be final and binding.

Grantee:	/s/ Terri Sebree
Terri Sebree

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EXHIBIT B

NON-QUALIFIED STOCK OPTION AGREEMENT

ZYNERBA PHARMACEUTICALS, INC.
2014 OMNIBUS INCENTIVE COMPENSATION PLAN

NONQUALIFIED STOCK OPTION GRANT

This NONQUALIFIED STOCK OPTION GRANT AGREEMENT (this “Agreement”), dated as of October 2, 2014 (the “Date of Grant”)- is delivered by Zynerba Pharmaceuticals, Inc. (the “Company”) to Terri B. Sebree (the “Grantee”).

RECITALS

A.                                    The Zynerba Pharmaceuticals, Inc. 2014 Omnibus Incentive Compensation Plan (the “Plan”) provides for the grant of options to purchase shares of common stock of the Company. The Board of Directors of the Company (the “Board”) has decided to make a stock option grant as an inducement for the Grantee to promote the best interests of the Company and its stockholders.

B.                                    The Board is authorized to appoint a committee to administer the Plan. If a committee is appointed, all references in this Agreement to the “Board” shall be deemed to refer to the committee.

NOW, THEREFORE, the parties to this Agreement, intending to be legally bound hereby, agree as follows:

(1)                                 Grant of Option. Subject to the terms and conditions of Agreement and the Plan, the Company hereby grants to the Grantee a nonqualified stock option (the “Option”) to purchase 275,000 shares of common stock of the Company (“Shares”) at an exercise price of $2.116402 per Share. The Option shall become exercisable according to Paragraph 2 below.

(2)                                 Vesting and Exercisability of Option. The Option shall become vested and exercisable on the following dates, if the Grantee is employed by, or providing service to, the Employer (as defined in the Plan) on the applicable vesting date (each, a “Vesting Date”):

Twenty five percent (25%) upon the closing of the sale of shares of the Company’s common stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (an “IPO”), with the balance vesting in twelve equal quarterly installments thereafter.

The vesting and exercisability of the Option is cumulative, but shall not exceed 100% of the Shares subject to the Option. If the foregoing schedule would produce fractional Shares, the number of Shares for which the Option becomes vested and exercisable shall be rounded down to the nearest whole Share.

(3)                                 Term of Option.

(a)                                 The Option shall have a term often years from the Date of Grant and shall terminate at the expiration of that period, unless it is terminated at an earlier date pursuant to the provisions of this Agreement or the Plan.

(b)                                 The Option shall automatically terminate upon the happening of the first of the following events:

(i)                                     The expiration of the 90-day period after the Grantee ceases to be employed by, or provide service to, the Employer, if the termination is for any reason other than Disability, death or Cause (as defined in the Plan).

(ii)                                  The expiration of the one-year period after the Grantee ceases to be employed by, or provide service to, the Employer on account of the Grantee’s Disability.

(iii)                               The expiration of the one-year period after the Grantee ceases to be employed by, or provide service to, the Employer, if the Grantee dies while employed by, or providing service to, the Employer or within 90 days after the Grantee ceases to be so employed or provide such services on account of a termination described in subparagraph (i) above.

(iv)                              The date on which the Grantee ceases to be employed by, or provide service to, the Employer for Cause. In addition, notwithstanding the prior provisions of this Paragraph 3, if the Grantee engages in conduct that constitutes Cause after the Grantee’s employment or service terminates, the Option snail immediately terminate, and the Grantee shall automatically forfeit all Shares underlying any exercised portion of the Option for which the Company has not yet delivered the Share certificates, upon refund by the Company of the exercise price paid by the Grantee for such Shares.

Notwithstanding the foregoing, in no event may the Option be exercised alter the date that is immediately before the tenth anniversary of the Date of Grant. Any portion of the Option that is not exercisable at the time the Grantee ceases to be employed by, or provide service to, the Employer shall immediately terminate.

(4)                                 Exercise Procedures.

(a)                                 Subject to the provisions of Paragraphs 2 and 3 above, the Grantee may exercise part or all of the exercisable Option by giving the Company written notice of intent to exercise in the manner provided in this Agreement, specifying the number of Shares as to which the Option is to be exercised and the method of payment. Payment of the exercise price shall be made in accordance with procedures established by the Board from time to time based on type of payment being made but, in any event, prior to issuance of the Shares. The Grantee shall pay the exercise price (i) in cash, (ii) unless the Board determines otherwise, by delivering Shares owned by the Grantee and having a Fair Market Value (as defined in the Plan) on the date of exercise at least equal to the exercise price or by attestation (on a form prescribed by the Board) to ownership of Shares having a Fair Market Value on the date of exercise at least equal to the exercise price, (iii) by payment through a broker in accordance with procedures permitted by-Regulation T of the Federal Reserve Board, (iv) by surrender of all or any part of the vested

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Shares for the Option is exercisable to the Company for an appreciation distribution payable in shares of common stock with a Fair Market Value at the time of the Option surrender equal to the dollar amount by which the then Fair Market Value of the shares of common stock subject to the surrendered portion exceeds the aggregate exercise price payable for those shares, or (v) by such other method as the Board may approve. The Board may impose from time to time such limitations as it deems appropriate on the use of Shares of the Company to exercise the Option.

(b)                                 The obligation of the Company to deliver Shares upon exercise of the Option shall be subject to all applicable laws, rules, and regulations and such approvals by governmental agencies as may be deemed appropriate by the Board, including such actions as Company counsel shall deem necessary or appropriate to comply with relevant securities laws and regulations.

(c)                                  All obligations of the Company under this Agreement shall be subject to the rights of the Company as set forth in the Plan to withhold amounts required to be withheld for any taxes, if applicable. Subject to Board approval, the Grantee may elect to satisfy any tax withholding obligation of the Employer with respect to the Option by having Shares withheld up to an amount that does not exceed the minimum applicable withholding tax rate for federal (including FICA), state and local tax liabilities.

(5)                                 Change of Control. The provisions of the Plan applicable to a Change of Control (as defined in the Plan) shall apply to the Option, and, in the event of a Change of Control, the Board may take such actions as it deems appropriate pursuant to the Plan.

(6)                                 Restrictions on Exercise. Except as the Board may otherwise permit pursuant to the Plan, only the Grantee may exercise the Option during the Grantee’s lifetime and, after the Grantee’s death, the Option shall be exercisable (subject to the limitations specified in the Plan) solely by the legal representatives of the Grantee, or by the person who acquires the right to exercise the Option by will or by the laws of descent and distribution, to the extent that the Option is exercisable pursuant to this Agreement.

(7)                                 Grant Subject to Plan Provisions. This grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan. The grant and exercise of the Option are subject to interpretations, regulations and determinations concerning the Plan established from time to time by the Board in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (a) rights and obligations with respect to withholding taxes, (b) the registration, qualification or listing of the Shares, (c) changes in capitalization of the Company and (d) other requirements of applicable law. The Board shall have the authority to interpret and construe the Option pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder.

(8)                                 No Employment or Other Rights. The grant of the Option shall not confer upon the Grantee any right to be retained by or in the employ or service of the Employer and shall not interfere in any way with the right of the Employer to terminate the Grantee’s employment or service at any time. The right of the Employer to terminate the Grantee’s employment or service at any time for any reason is specifically reserved.

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(9)                                 No Stockholder Rights. Neither the Grantee, nor any person entitled to exercise the Grantee’s rights in the event of the Grantee’s death, shall have any of the rights and privileges of a stockholder with respect to the Shares subject to the Option, until certificates for Shares have been issued upon the exercise of the Option.

(10)                          Assignment and Transfers, Except as the Board may otherwise permit pursuant to the Plan, the rights and interests of the Grantee under this Agreement may not be sold, assigned, encumbered or otherwise transferred except, in the event of the death of the Grantee, by will or by the laws of descent and distribution. In the event of any attempt by the Grantee to alienate, assign, pledge, hypothecate, or otherwise dispose of the Option or any right hereunder, except as provided for in this Agreement, or in the event of the levy or any attachment, execution or similar process upon the rights or interests hereby conferred, the Company may terminate the Option by notice to the Grantee, and the Option and all rights hereunder shall thereupon become null and void. The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company’s parents, subsidiaries, and affiliates. This Agreement may be assigned by the Company without the Grantee’s consent.

(11)                          Applicable Law. The validity, construction, interpretation and effect of this instrument shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws provisions thereof.

(12)                          Notice. Any notice to the Company provided for in this instrument shall be addressed to the Company in care of the General Counsel at 170 N. Radnor Chester Road. Suite 350, Radnor, PA 19087 and any notice to the Grantee shall be addressed to such Grantee at the current address shown on the payroll of the Employer, or to such other address as the Grantee may designate to the Employer in writing. Any notice shall be delivered by hand, sent by telecopy or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Company has caused its duly authorized officers to execute and attest this Agreement, and the Grantee has executed this Agreement, effective as of the Date of Grant.

ZYNERBA PHARMACEUTICALS, INC.

By:	/s/ Armando Anido
Name:	Armando Anido
Title:	Chief Executive Officer

I hereby accept the Option described in this Agreement, and 1 agree to be bound by the terms of the Plan and this Agreement- I hereby further agree that all the decisions and determinations of the Board shall be final and binding.

Grantee:	/s/ Terri B. Sebree
Terri B. Sebree

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